EXHIBIT 99.1

News Release

TranSwitch Corporation Announces a Workforce Reduction

And Other Cost Savings Initiatives

SHELTON, CT – February 1, 2010 - TranSwitch Corporation (NASDAQ: TXCC) a leading provider of semiconductor solutions for the converging voice, data and video network, today announced that it recently effected a restructuring to be implemented and concluded during the first quarter of 2010. This workforce reduction primarily affects personnel based in Fremont, California, New Delhi and Bangalore, India and Shelton, Connecticut.

TranSwitch expects that these restructuring actions and other cost reduction initiatives will result in annual savings of approximately $4.0 million, and that these savings will begin to be recognized in first quarter of 2010. Of this amount, TranSwitch expects annual savings of approximately $2.4 million in reduced employee related costs including base salary reductions and $1.6 million from other cost savings initiatives.

In connection with the restructuring, TranSwitch expects to incur pre-tax restructuring charges of approximately $1.4 million which will be cash expenditures primarily for employee related costs. The Company expects these charges to be recorded in the first quarter of 2010.

“As we stated in our announcement last December, we are committed to taking the necessary actions to reduce the Company’s operating expenses to ensure profitability,” stated Mr. Robert Bosi, Vice President and Chief Financial Officer of TranSwitch Corporation. “More details will be provided during the Company’s fourth quarter earnings announcement on February 11, 2010.”

 About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment.  As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs).  TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction.  TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001 registered company.  For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

For more information contact:

Robert Bosi
Vice President and Chief Financial Officer
TranSwitch Corporation
Phone: 203/929-8810 ext.2465

Ted Chung
Vice President Business Development
TranSwitch Corporation
Phone: 203/929-8810 ext.2004